Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 +1 212 506 5000 orrick.com

July 15, 2026

Standard Nuclear, Inc.

200 Europia Ave.

Oak Ridge, TN 37830

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Standard Nuclear, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 15, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of an aggregate of 35,983,422 shares (the “Plan Shares”) of Class A common stock of the Company, par value $0.00001 per share (the “Class A Common Stock”), consisting of: (i) 12,420,306 shares of Class A Common Stock reserved for issuance pursuant to outstanding options granted under the Company’s 2025 Stock Plan, as amended (the “Pre-IPO 2025 Plan”), (ii) 18,125,474 shares of Class A Common Stock reserved for issuance under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”), and (iii) 5,437,642 shares of Class A Common Stock reserved for issuance under the Company’s 2026 Employee Stock Purchase Plan (the “ESPP”). The Pre-IPO 2025 Plan, the 2026 Plan and the ESPP are each individually referred to in this letter as a “Plan” and collectively the “Plans.” As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Plan Shares.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Sixth Amended and Restated Certificate of Incorporation of the Company (the “Charter”), (ii) the Amended and Restated Bylaws of the Company, (iii) the Plans, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that upon the effectiveness of the Charter, the Plan Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP